Exhibit 99.1

Clearway Energy, Inc. Reports Second Quarter 2020 Financial Results

•Pacific Gas & Electric (PG&E) emerged from bankruptcy allowing for the release of trapped cash
•Declared a 49% quarterly dividend increase to $0.3125 per share in third quarter 2020
•Reaffirming Clearway's long-term target annual dividend growth of 5-8%; anticipated growth at the high end of this range by the end of 2021
•Sold interest in the residential solar portfolio and acquired the remaining interest in Repowering 1.0
•Raised $278 million in capital through additional Green Bond 2028 Senior Notes and ATM proceeds
•Continued growth with Clearway Group by executing an agreement to invest in the 419 MW Mesquite Star wind project and through a new Drop Down offer
•Reaffirming 2020 financial guidance

PRINCETON, NJ — August 6, 2020— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported second quarter 2020 financial results, including Net Income of $76 million, Adjusted EBITDA of $316 million, Cash from Operating Activities of $100 million, and Cash Available for Distribution (CAFD) of $86 million, which includes adjustments to reflect CAFD generated by unconsolidated investments that were unable to distribute project dividends due to the PG&E bankruptcy as of June 30, 2020.

"With the emergence of PG&E from bankruptcy, Clearway’s impacted projects are now able to distribute cash in the normal course allowing the Company to reestablish its dividend in-line with long-term targets,” said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “In addition, PG&E’s emergence also provides the Company a significant source of liquidity through the release of nearly $168 million of trapped cash. This cash will be allocated to existing growth commitments which puts the Company in a position to deliver at the upper end of its 5-8% long term dividend growth target through next year. Looking forward, we remain focused on additional accretive transactions such as today's announcement of the Mesquite Star investment, while continuing to build upon our partnership with Clearway Group to support our long-term growth objectives.”

Adjusted EBITDA and Cash Available for Distribution used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information” below.

Overview of Financial and Operating Results

Segment Results

Table 1: Net (Loss)/Income

($ millions)	Three Months Ended		Six Months Ended
Segment	6/30/20	6/30/19	6/30/20	6/30/19
Conventional	31	32	49	56
Renewables	54	(20)	(60)	(76)
Thermal	1	(15)	3	(10)
Corporate	(10)	(33)	(23)	(53)
Net (Loss)/Income	76	(36)	(31)	(83)

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Six Months Ended
Segment	6/30/20	6/30/19	6/30/20	6/30/19
Conventional	96	76	186	145
Renewables	214	191	340	302
Thermal	12	16	29	32
Corporate	(6)	(5)	(14)	(10)
Adjusted EBITDA	$316	$278	$541	$469

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)1

	Three Months Ended		Six Months Ended
($ millions)	6/30/20	6/30/19	6/30/20	6/30/19
Cash from Operating Activities	$100	$89	$184	$150
Cash Available for Distribution (CAFD)[1]	$86	$68	$94	$55

For the second quarter of 2020, the Company reported Net Income of $76 million, Adjusted EBITDA of $316 million, Cash from Operating Activities of $100 million, and CAFD of $86 million, which includes adjustments to reflect CAFD generated by unconsolidated investments that were unable to distribute project dividends due to the PG&E bankruptcy as of June 30, 2020. Net Income increased versus the second quarter of 2019 primarily due to higher EBITDA and lower non-cash changes to the fair value of interest rate swaps. Second quarter Adjusted EBITDA results were higher than 2019 primarily due to the acquisition of Carlsbad and improved renewable energy production versus last year including at the Company's CVSR facility which experienced an outage in June 2019. In the second quarter, CAFD results were higher than 2019 primarily due to higher Adjusted EBITDA and the timing of corporate interest payments due to the issuance of the 2028 Senior Notes and redemption of the 2024 Senior Notes.

COVID-19 Update

Due to the COVID-19 pandemic, the Company has implemented measures and developed corporate and regional response plans to protect its employees and to maintain safe and reliable operations at its facilities. Based on its experience year to date, the Company does not currently anticipate any material impact to its financial conditions resulting from the pandemic.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Six Months Ended
	6/30/20	6/30/19	6/30/20	6/30/19
Conventional Equivalent Availability Factor[2]	95.1%	92.1%	92.0%	87.5%
Renewables Generation Sold (MWh)[3]	2,259	1,948	3,934	3,397
Thermal Generation Sold (MWh/MWht)	406	498	1,038	1,171

In the second quarter of 2020, availability at the Conventional segment was higher than the second quarter of 2019 due to the timing of spring outages in 2019. Generation in the Renewables segment during the second quarter of 2020 was 16% higher than the second quarter of 2019 due to weaker renewable resource conditions in the second quarter of 2019 and the outage at the CVSR facility in June 2019.

1 Includes adjustments to reflect CAFD generated by unconsolidated investments that were unable to distribute project dividends due to the PG&E bankruptcy as of June 30, 2020
2 Excludes unconsolidated projects
3 Generation sold excludes MWh that are reimbursable for economic curtailment

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	6/30/2020	12/31/2019
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$59	$30
Subsidiaries	116	125
Restricted Cash:
Operating accounts	80	129
Reserves, including debt service, distributions, performance obligations and other reserves	161	133
Total Cash	$416	$417
Revolving credit facility availability	439	425
Total Liquidity	$855	$842

Total liquidity as of June 30, 2020 was $855 million, which was $13 million higher than as of December 31, 2019 primarily due to proceeds raised through the Company's ATM program during 2020, the offering of additional 2028 Senior Notes, and the proceeds from the residential solar portfolio divestiture. This increase was in part offset by the execution of growth investments, including the acquisition of the remaining interest in Repowering 1.0, and the redemption of the remaining balance of the 2024 Senior Notes and 2020 Convertible Notes. As of June 30, 2020, the Company had approximately $168 million of excess restricted cash at consolidated and unconsolidated subsidiaries that were previously affected by the PG&E bankruptcy. The company has already received $83 million of this amount with the balance expected in the ordinary course of project level distributions.

The Company's liquidity includes $241 million of restricted cash as of June 30, 2020. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of June 30, 2020, these restricted funds were comprised of $80 million designated to fund operating expenses, approximately $20 million designated for current debt service payments, and $56 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $85 million is held in distribution accounts.

Potential future sources of liquidity include excess operating cash flow, ATM offerings, availability under the revolving credit facility, asset dispositions, and, subject to market conditions, new corporate financings.

PG&E Bankruptcy Update

On July 1, 2020, PG&E emerged from bankruptcy and assumed the Company’s contracts without modification. In addition, PG&E paid to the Company's applicable projects the portion of the invoices corresponding to the electricity delivered for the period between January 1 and January 28, 2019. These invoices related to the pre-petition period services and any payment therefore required the approval by the Bankruptcy Court. The Company is finalizing with certain lenders the timing of the distribution of cash previously withheld as a result of the bankruptcy.

Growth Investments

New Drop Down Offer

On August 3, 2020, Clearway Energy Group (CEG) offered the Company the opportunity to purchase (i) residual interests in the Kawailoa and Oahu Solar Partnerships and (ii) 100% of its interests in Langford Holding, LLC, which owns the Langford wind project. The transaction is subject to negotiation and approval by the Company's Independent Directors.

Investment in Mesquite Star Wind Project

On August 3, 2020, the Company entered into an agreement with CEG to acquire an interest in Mesquite Star Pledgor LLC, which owns the Mesquite Star wind project, a 419 MW utility scale wind facility that reached COD in June 2020. A majority of the project’s output is backed by contracts with investment grade counterparties with a 12 year weighted average contract life. The Company has committed to invest, subject to the completion of certain conditions prior to closing, $79 million in corporate capital to fund the transaction. The investment is structured such that the Company will receive 50% of the project’s cash flow through the first half of 2031, and then 22.5% of the project's cash flow thereafter. The project is expected to contribute asset CAFD on a five-year average annual basis of approximately $8.3 million beginning January 1, 2021. The investment will be funded with existing liquidity.

Black Start Services at Marsh Landing

On December 1, 2017, the California Independent System Operator (CAISO) selected a proposal by the Company's Marsh Landing project to provide black start capability in the greater San Francisco Bay Area. The black start service would restart Marsh Landing in the event of a blackout to support the CAISO’s directed restoration of the electrical grid in response to an emergency condition. As of July 2020, the project has received the necessary regulatory approvals, and has commenced construction. The project has a five-year contract with the CAISO, is expected to achieve commercial operations in 2021, and will require approximately $19 million in corporate capital. The investment is expected to contribute asset CAFD of approximately $5 million per year on average over the life of the contract.

Remaining Interest in Repowering 1.0

On May 11, 2020, and as part of the April 20, 2020 Drop Down transaction described below, the Company closed the acquisition of CEG's remaining interest in Repowering Partnership II LLC (Repowering 1.0) for $70 million, which gave the Company sole ownership of the Partnership. Repowering 1.0 includes the 161 MW Wildorado and 122 MW Elbow Creek wind projects which were previously repowered.

Binding Agreements to Acquire and Invest in a Portfolio of Renewable Energy Projects

On April 20, 2020 the Company announced it had entered into binding agreements with CEG that enables the Company to acquire and invest in a portfolio of renewable energy projects. The following projects were included in the drop-down:

•Rattlesnake Wind: The Company signed agreements to acquire Rattlesnake Flat, LLC, which owns the Rattlesnake Wind Project, a 144 net MW wind facility located in Adams County, WA. The project has a 20-year power purchase agreement with Avista. Commercial operations and corporate capital funding for the project are expected to occur by the end of 2020.
•Remaining Interest in Repowering 1.0: As described above, the Company acquired this interest on May 11, 2020
•Pinnacle Wind Repowering: The Company, through an indirect subsidiary, agreed to enter into a new partnership with CEG to repower the Pinnacle Wind Project, a 55 net MW wind facility located in Mineral County, WV. In order to facilitate the repowering, the Company contributed its interests in the Pinnacle Wind Project to the partnership. The existing Pinnacle Wind power purchase agreements will continue to run through 2031. Commercial operations and corporate capital funding for the Pinnacle Wind Repowering Partnership are expected to occur in 2021.

The agreements commit the Company to invest, at closing, an estimated $241 million in corporate capital, subject to closing adjustments. The investment at commercial operations excludes, subject to closing adjustments, an additional $27 million payment in 2031 at the Pinnacle Wind Repowering Partnership. The transactions are expected to have a five-year average annual asset CAFD of approximately $23 million prior to corporate financing costs.

Business Renewables Investment Partnerships with Clearway Group (CEG)

During the second quarter of 2020, the Company invested approximately $3 million in DGPV Holdco 3 as part of the business renewables investment partnerships with CEG, bringing total capital invested to $207 million in these investment partnerships. As of June 30, 2020, through the existing partnership agreements, the Company owns approximately 277 MW of business renewables (C&I) and community solar capacity based on cash to be distributed with a weighted average contract life of approximately 19 years.

On May 29, 2020, the final construction projects for DGPV Holdco 3 were placed in service which resulted in a reconsideration event for consolidation of DGPV Holdco 3. Upon the reconsideration event, the Company determined that it was the primary beneficiary of DGPV Holdco 3. As such, effective on May 29, 2020, the Company consolidates DGPV Holdco 3, and shows the interest owned by CEG as noncontrolling interest.

Divestitures

Residential Solar Portfolio Divestiture

RPV Holding LLC, an indirect subsidiary of Clearway Energy, Inc., and Clearway Energy Group LLC jointly entered into a purchase and sale agreement with Spruce Finance to sell 100% of their interests in RPV Holdco 1 LLC and its subsidiaries. The Company's allocation of cash proceeds from the sale was $75 million subject to a customary working capital adjustment. RPV Holdco 1 LLC consists of a portfolio of residential solar leases representing 53 MW. The transaction closed simultaneously with the execution of the purchase and sale agreement.

Financing Update

Class C Common Stock ATM Program

During the second quarter of 2020, the Company raised gross proceeds of approximately $28.0 million through the sale of 1,271,281 shares of Class C common stock under the Company's ATM program at a weighted average price of $22.05 per share. As of June 30, 2020, the Company had completed the issuance of shares of Class C common stock available under the ATM Program. On July 30, 2020, the Company's Board authorized a new $150 million ATM program.

Offering of $250 Million of Additional “Green Bond” Senior Notes Due 2028 and Repurchase of Remaining 2020 Convertible Notes

On May 21, 2020, Clearway Energy Operating LLC (“Clearway Operating”), a subsidiary of Clearway Energy, Inc. issued $250 million in aggregate principal amount of its 4.750% Senior Notes due 2028 (the “Additional Notes”). The Additional Notes were issued at 102.0% of par, plus accrued interest from December 11, 2019. The Additional Notes were offered as an additional issue of Clearway Operating’s existing $600 million aggregate principal amount of 4.750% Senior Notes due 2028 that Clearway Operating issued on December 11, 2019 (the “Initial Notes”). Clearway Operating used the proceeds of the offering to fund the repayment at maturity, on June 1, 2020, of the $45 million outstanding aggregate principal amount of Clearway Energy’s 3.25% convertible notes due 2020, as well as to fund the repayment of outstanding borrowings under Clearway Operating’s revolving credit facility and for general corporate purposes.

Quarterly Dividend

On July 30, 2020, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.3125 per share payable on September 15, 2020, to stockholders of record as of September 1, 2020.
Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as weather variability which can impact renewable energy resource and volumetric sales of steam and chilled water at the Thermal segment. Most of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•Higher summer capacity prices from conventional assets;
•Higher solar insolation during the summer months;
•Higher wind resources during the spring and summer months;
•Debt service payments which are made either quarterly or semi-annually;
•Timing of maintenance capital expenditures and the impact of both unforced and forced outages; and
•Receipt of distributions from or generated by unconsolidated affiliates including those impacted by the PG&E bankruptcy.

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distributions and operating activities on a quarterly basis.

2020 Financial Guidance

The Company is reaffirming its 2020 full year CAFD guidance of $310 million. Financial guidance for 2020 continues to be based on median renewable energy production estimates for the full year.

Earnings Conference Call

On August 6, 2020, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is a leading publicly-traded energy infrastructure investor focused on modern, sustainable and long-term contracted assets across North America. Clearway Energy’s environmentally-sound asset portfolio includes over 7,000 megawatts of wind, solar and natural gas-fired power generation facilities, as well as district energy systems. Through this diversified and contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners III (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms.  Such forward-looking statements include, but are not limited to, statements regarding impacts related to COVID-19 or any other pandemic, impacts related to the PG&E bankruptcy, the benefits of the relationship with Global Infrastructure Partners III (GIP) and GIP’s expertise, the Company’s future relationship and arrangements with GIP and Clearway Energy Group, as well as the Company's Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, impacts related to COVID-19 or any other pandemic, impacts related to the PG&E bankruptcy, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, the Company's ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful acquisitions activity, unanticipated outages at its generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), the Company's ability to enter into new contracts as existing contracts expire, risk relating to the Company's relationships with GIP and Clearway Energy Group, the Company's ability to acquire assets from GIP, Clearway Energy Group or third parties, the Company's ability to close drop down transactions, and the Company's ability to maintain and grow its quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, August 6, 2020, and are based on assumptions believed to be reasonable as of this date. Clearway Energy, Inc.

expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy, Inc.’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy, Inc.’s future results included in Clearway Energy, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy, Inc. makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities Exchange Commission.

# # #
Contacts:

Investors:    Media:
        Akil Marsh    Zadie Oleksiw
        investor.relations@clearwayenergy.com media@clearwayenergy.com
        609-608-1500    202-836-5754

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Operating Revenues
Total operating revenues	$329	$284	$587	$501
Operating Costs and Expenses
Cost of operations	87	78	180	160
Depreciation, amortization and accretion	99	90	201	176
Impairment losses	—	19	—	19
General and administrative	12	7	21	13
Transaction and integration costs	—	1	1	2
Development costs	1	2	2	3
Total operating costs and expenses	199	197	405	373
Operating Income	130	87	182	128
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	16	11	3	14
Gain on sale of unconsolidated affiliate	49	—	49	—
Other income, net	—	1	2	4
Loss on debt extinguishment	—	(1)	(3)	(1)
Interest expense	(93)	(130)	(260)	(231)
Total other expense, net	(28)	(119)	(209)	(214)
Income (Loss) Before Income Taxes	102	(32)	(27)	(86)
Income tax expense (benefit)	26	4	4	(3)
Net Income (Loss)	76	(36)	(31)	(83)
Less: Income (loss) attributable to noncontrolling interests and redeemable interests	29	(12)	(49)	(39)
Net Income (Loss) Attributable to Clearway Energy, Inc.	$47	$(24)	$18	$(44)
Earnings (Losses) Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35	35
Weighted average number of Class C common shares outstanding - basic and diluted	80	73	79	73
Earnings (Losses) per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.41	$(0.22)	$0.16	$(0.41)
Dividends Per Class A Common Share	$0.21	$0.20	$0.42	$0.40
Dividends Per Class C Common Share	$0.21	$0.20	$0.42	$0.40

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions)	2020	2019	2020	2019
Net Income (Loss)	$76	$(36)	$(31)	$(83)
Other Comprehensive Income (Loss)
Unrealized gain (loss) on derivatives, net of income tax expense (benefit) of $1, $0, $(1), $0	4	5	(8)	3
Other comprehensive income (loss)	4	5	(8)	3
Comprehensive Income (Loss)	80	(31)	(39)	(80)
Less: Comprehensive income (loss) attributable to noncontrolling interests and redeemable interests	31	(10)	(53)	(38)
Comprehensive Income (Loss) Attributable to Clearway Energy, Inc.	$49	$(21)	$14	$(42)

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	June 30, 2020	December 31, 2019
ASSETS	(unaudited)

Current Assets
Cash and cash equivalents	175	155
Restricted cash	241	262
Accounts receivable — trade	161	116
Accounts receivable — affiliate	—	2
Inventory	41	40
Prepayments and other current assets	36	33
Total current assets	654	608
Property, plant and equipment, net	6,256	6,063
Other Assets
Equity investments in affiliates	971	1,183
Intangible assets, net	1,393	1,428
Deferred income taxes	95	92
Right of use assets, net	257	223
Other non-current assets	110	103
Total other assets	2,826	3,029
Total Assets	$9,736	$9,700
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	357	$1,824
Accounts payable — trade	41	74
Accounts payable — affiliate	21	31
Derivative instruments	41	16
Accrued interest expense	55	41
Accrued expenses and other current liabilities	40	71
Total current liabilities	555	2,057
Other Liabilities
Long-term debt	6,377	4,956
Derivative instruments	192	76
Long-term lease liabilities	260	227
Other non-current liabilities	120	121
Total non-current liabilities	6,949	5,380
Total Liabilities	7,504	7,437
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 200,678,701 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 80,601,556, Class D 42,738,750) at June 30, 2020 and 198,819,999 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 78,742,854, Class D 42,738,750) at December 31, 2019	1	1
Additional paid-in capital	1,934	1,936
Accumulated deficit	(54)	(72)
Accumulated other comprehensive loss	(19)	(15)
Noncontrolling interest	370	413
Total Stockholders' Equity	2,232	2,263
Total Liabilities and Stockholders' Equity	$9,736	$9,700

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
	2020	2019
	(In millions)
Cash Flows from Operating Activities
Net loss	$(31)	$(83)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(3)	(14)
Distributions from unconsolidated affiliates	10	22
Depreciation, amortization and accretion	201	176
Amortization of financing costs and debt discounts	8	7
Amortization of intangibles and out-of-market contracts	45	35
Loss on debt extinguishment	3	1
Right-of-use asset amortization	(1)	3
Gain on sale of unconsolidated affiliate	(49)	—
Impairment losses	—	19
Changes in deferred income taxes	4	(3)
Changes in derivative instruments	100	70
Loss on disposal of asset components	—	7
Cash used in changes in other working capital
Changes in prepaid and accrued liabilities for tolling agreements	(77)	(60)
Changes in other working capital	(26)	(30)
Net Cash Provided by Operating Activities	184	150
Cash Flows from Investing Activities
Acquisitions	—	(100)
Partnership interest acquisition	—	(6)
Buyout of Wind TE Holdco noncontrolling interest	—	(19)
Consolidation of DGPV Holdco 3 LLC	17	—
Capital expenditures	(83)	(96)
Return of investment from unconsolidated affiliates	23	17
Investments in unconsolidated affiliates	(10)	(9)
Proceeds from sale of assets	90	—
Insurance proceeds	3	—
Other	—	2
Net Cash Provided by (Used in) Investing Activities	40	(211)
Cash Flows from Financing Activities
Net contributions (distributions) from noncontrolling interests	154	(11)
Buyout of Repowering Partnership II LLC noncontrolling interest	(70)	—
Net proceeds from the issuance of common stock	38	—
Payments of dividends and distributions	(84)	(77)
Payments of debt issuance costs	(2)	(15)
Proceeds from the revolving credit facility	265	22
Payments for the revolving credit facility	(265)	(22)
Proceeds from the issuance of long-term debt	286	493
Payments for long-term debt	(547)	(616)
Net Cash Used in Financing Activities	(225)	(226)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(1)	(287)
Cash, Cash Equivalents and Restricted Cash at beginning of period	417	583
Cash, Cash Equivalents and Restricted Cash at end of period	$416	$296

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Six Months Ended June 30, 2020
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity
Balances at December 31, 2019	$—	$1	$1,936	$(72)	$(15)	$413	$2,263
Net loss	—	—	—	(29)	—	(78)	(107)
Unrealized loss on derivatives, net of tax	—	—	—	—	(6)	(6)	(12)
Contributions from CEG, cash	—	—	—	—	—	4	4
Contributions from tax equity interests, net of distributions, cash	—	—	—	—	—	150	150
Net proceeds from the issuance of common stock under the ATM Program	—	—	10	—	—	—	10
Distributions to tax equity investors, non-cash	—	—	—	—	—	(2)	(2)
Common stock dividends and distributions to CEG	—	—	(24)	—	—	(18)	(42)
Balances at March 31, 2020	$—	$1	$1,922	$(101)	$(21)	$463	$2,264
Net income	—	—	—	47	—	29	76
Unrealized gain on derivatives, net of tax	—	—	—	—	2	2	4
Contributions from CEG, non-cash	—	—	—	—	—	8	8
Contributions from CEG, cash	—	—	—	—	—	2	2
Distributions to tax equity interests, net of contributions, cash.	—	—	—	—	—	(3)	(3)
Consolidation of DGPV Holdco 3	—	—	—	—	—	(43)	(43)
Buyout of Repowering Partnership II LLC noncontrolling interest	—	—	—	—	—	(70)	(70)
Stock-based compensation	—	—	1	—	—	—	1
Non-cash adjustment for change in tax basis	—	—	7	—	—	—	7
Net proceeds from the issuance of common stock under the ATM Program	—	—	28	—	—	—	28
Distributions to tax equity investors, non-cash	—	—	—	—	—	—	—
Common stock dividends and distributions to CEG	—	—	(24)	—	—	(18)	(42)
Balances at June 30, 2020	$—	$1	$1,934	$(54)	$(19)	$370	$2,232

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Six Months Ended June 30, 2019
(Unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Stockholders' Equity
Balances at December 31, 2018	$—	$1	$1,897	$(58)	$(18)	$402	$2,224
Net loss	—	—	—	(20)	—	(27)	(47)
Unrealized loss on derivatives, net of tax	—	—	—	—	(1)	(1)	(2)
Buyout of Wind TE Holdco noncontrolling interest	—	—	(5)	—	—	(14)	(19)
Contributions from tax equity interests, net of distributions, cash	—	—	—	—	—	19	19
Contributions from CEG for Oahu Partnership, non-cash	—	—	—	—	—	12	12
Cumulative effect of change in the accounting principle	—	—	—	(2)	—	(1)	(3)
Common stock dividends and distributions to CEG	—	—	(22)	—	—	(17)	(39)
Balances at March 31, 2019	$—	$1	$1,870	$(80)	$(19)	$373	$2,145
Net loss	—	—	—	(24)	—	(12)	(36)
Unrealized gain on derivatives, net of tax	—	—	—	—	3	2	5
Distributions to noncontrolling interests, net of contributions, cash	—	—	—	—	—	(30)	(30)
Contributions from CEG for Kawailoa, Repowering Partnerships, non-cash	—	—	—	—	—	6	6
Stock-based compensation	—	—	1	(1)	—	—	—
Non-cash adjustment for change in tax basis of assets	—	—	2	—	—	—	2
Common stock dividends and distributions to CEG	—	—	(21)	—	—	(17)	(38)
Balances at June 30, 2019	$—	$1	$1,852	$(105)	$(16)	$322	$2,054

Appendix Table A-1: Three Months Ended June 30, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$31	$54	$1	$(10)	$76
Plus:
Income Tax Expense	—	—	—	26	26
Interest Expense, net	22	42	5	24	93
Depreciation, Amortization, and ARO	33	59	7	—	99
Contract Amortization	6	16	—	—	22
Mark to Market (MtM) Losses on economic hedges	—	3	—	—	3
Other non-recurring charges	—	—	(1)	(47)	(48)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	40	—	—	44
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$96	$214	$12	$(6)	$316

Appendix Table A-2: Three Months Ended June 30, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$32	$(20)	$(15)	$(33)	$(36)
Plus:
Income Tax Expense	—	—	—	4	4
Interest Expense, net	16	88	4	22	130
Depreciation, Amortization, and ARO	25	59	7	—	91
Contract Amortization	2	15	—	—	17
Impairment Losses	—	—	19	—	19
Loss on Debt Extinguishment	—	1	—	—	1
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	(2)	2	1	0	1
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	46	—	—	49
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$76	$191	$16	$(5)	$278

Appendix Table A-3: Six Months Ended June 30, 2020, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$49	$(60)	$3	$(23)	$(31)
Plus:
Income Tax Benefit	—	—	—	4	4
Interest Expense, net	52	151	10	47	260
Depreciation, Amortization, and ARO	66	121	14	—	201
Contract Amortization	12	31	1	—	44
Loss on Debt Extinguishment	—	—	—	3	3
Mark to Market (MtM) Losses on Economic Hedges	—	8	—	—	8
Transaction and Integration costs	—	—	—	1	1
Other Non-recurring Charges	—	—	1	(47)	(46)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	7	89	—	—	96
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$186	$340	$29	$(14)	$541

Appendix Table A-4: Six Months Ended June 30, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$56	$(76)	$(10)	$(53)	$(83)
Plus:
Income Tax Expense	—	—	—	(3)	(3)
Interest Expense, net	31	147	8	42	228
Depreciation, Amortization, and ARO	50	113	13	—	176
Contract Amortization	3	30	1	—	34
Impairment Losses	—	—	19	—	19
Loss on Debt Extinguishment	—	1	—	—	1
Mark to Market (MtM) Losses on economic hedges	—	7	—	—	7
Transaction and Integration costs	—	—	—	2	2
Other Non-recurring Charges	(2)	2	1	1	2
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	7	78	—	—	85
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$145	$302	$32	$(10)	$469

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Six Months Ended
($ in millions)	6/30/20	6/30/19	6/30/20	6/30/19
Adjusted EBITDA	$316	$278	$541	$469
Cash interest paid	(83)	(80)	(147)	(153)
Changes in prepaid and accrued liabilities for tolling agreements	(32)	(25)	(77)	(60)
Adjustment to reflect Walnut Creek investment payments	—	—	—	(5)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(61)	(63)	(100)	(101)
Distributions from unconsolidated affiliates	5	11	10	22
Changes in working capital and other	(45)	(32)	(43)	(22)
Cash from Operating Activities	100	89	184	150
Changes in working capital and other	45	32	43	22
Development Expenses[4]	1	2	2	3
Return of investment from unconsolidated affiliates	11	3	23	17
Net contributions (to)/from non-controlling interest[5]	(3)	(2)	(3)	—
Maintenance capital expenditures[6]	(6)	(2)	(14)	(6)
Principal amortization of indebtedness[7]	(66)	(62)	(153)	(146)
Adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy	4	8	12	15
Cash Available for Distribution	$86	$68	$94	$55

Appendix Table A-6: Six Months Ended June 30, 2020, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2020:

Six Months Ended
($ in millions)	6/30/20
Sources:
Proceeds from the issuance of long-term debt	286
Proceeds from the revolving credit facility	265
Net cash provided by operating activities	184
Net contributions from non-controlling interests	154
Proceeds from sale of assets	90
Proceeds from the issuance of common stock	38
Return of investment from unconsolidated affiliates	23
Other net cash inflows	18

Uses:
Payments for long-term debt	(547)
Payments for the revolving credit facility	(265)
Payment of dividends and distributions	(84)
Capital expenditures	(83)
Buyout of Repowering Partnership II LLC noncontrolling interest	(70)
Investments in unconsolidated affiliates	(10)

Change in total cash, cash equivalents, and restricted cash	$(1)

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2020 Full Year Guidance
Net Income	$160
Income Tax Expense	30
Interest Expense, net	335
Depreciation, Amortization, and ARO Expense	455
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	140
Adjusted EBITDA	1,120
Cash interest paid	(325)
Changes in prepaid and accrued liabilities for tolling agreements	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(218)
Cash distributions from unconsolidated affiliates[8]	125
Cash from Operating Activities	701
Development Expense[9]	4
Net contributions to non-controlling interest[10]	(24)
Maintenance capital expenditures	(32)
Principal amortization of indebtedness	(339)
Cash Available for Distribution	$310
Add Back: Principal amortization of indebtedness	339
Adjusted Cash from Operations	649

Appendix Table A-8: Growth Investments 5 Year Average CAFD

($ in millions)	Dropdown Portfolio 5 Year Ave. - 2021-2025	Mesquite Star 5 Year Ave. - 2021-2025	Black Start 5 Year Ave. - 2021-2025
Net Income	$4	$(1.1)	$1
Interest Expense, net	(4)	—	—
Depreciation, Amortization, and ARO Expense	8	—	4
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	—	8.0	—
Adjusted EBITDA	8	6.9	5
Pro-rata Adjusted EBITDA from unconsolidated affiliates	—	(6.9)	—
Cash distributions from unconsolidated affiliates	—	8.3	—
Cash interest paid	4	—	—
Cash from Operating Activities	12	8.3	5
Net distributions from non-controlling interest	8	—	—
Maintenance capital expenditures	1	—	—
Principal amortization of indebtedness	2	—	—
Estimated Cash Available for Distribution	$23	$8.3	$5

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA

EBITDA, Adjusted EBITDA, and Cash Available for Distribution (CAFD) are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of non-GAAP financial measures should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution

Cash Available for Distribution (CAFD) is a non-GAAP financial measure. We define CAFD as Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, adjustments to reflect CAFD generated by unconsolidated investments that were unable to distribute project dividends due to the PG&E bankruptcy as of June 30, 2020, cash receipts from notes receivable, cash distributions from noncontrolling interests, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, Walnut Creek investment payments, changes in prepaid and accrued capacity payments, and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.

4. Primarily relates to Thermal Development Expenses
5. 2020 excludes $152 million of contributions relating to funding of Repowering 1.0 Partnership; 2019 excludes $18 million of contributions related to funding of Oahu tax equity partnership; 6. Net of allocated insurance proceeds
7. 2020 excludes $260 million for the repayment of construction financing in connection with the Repowering 1.0 Partnership and $135 million total consideration for the redemption of Corporate Notes; 2019 excludes $220 million for the redemption of Corporate Notes
8. Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities
9. Primarily relates to Thermal Development Expenses
10. Includes tax equity proceeds and distributions to tax equity partners